Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Tuesday, August 7, 2007 at 4:30 p.m. EDT
Webcast / Replay URL:	www.earnings.com The replay will be available on the Internet for 90 days.
Dial-in number:	800/926-4402 (no pass code required)

Ballantyne Q2 Net Revenues Increase 6.8% TO $12.7 Million;
Reports Net Loss of $0.01 per share, Reflecting
a $0.03 per Share Charge for Goodwill Impairment

— Secures Order to Equip Two Theater Complexes with Digital Projection Equipment —

OMAHA, Nebraska (August 7, 2007) Ballantyne of Omaha, Inc. (Amex: BTN), a motion picture projection, digital cinema and specialty lighting equipment and services provider, today reported financial results for the second quarter (Q2) and six months ended June 30, 2007.  Ballantyne also announced that its Strong Digital Systems (SDS) division has been awarded a contract by Regal Cinemas to provide a total of 25 NEC Starus digital projection systems for two new theatre complexes.  Systems for the first complex will ship later this month, while shipments for the second complex are anticipated no later than year-end.

Net revenues in Q2 2007 were $12.7 million, a 6.8% increase from net revenues of $11.9 million in the year-ago second quarter, principally reflecting $1.1 million of revenues contributed by Strong Technical Services, which was acquired effective June 1, 2006.  Gross profit in Q2 2007 was $2.5 million, or 19.6% of net revenues, versus Q2 2006 gross profit of $2.7 million, or 23.0% of net revenues.  The expected decline in gross profit reflects an increase in lower margin services and distribution revenues, increases in non-cash inventory reserves of $0.2 million and non-cash write-downs of $0.2 million pertaining to digital projection equipment being used for testing and customer demonstrations.

As a result of an analysis conducted during the quarter on a reporting unit within the theatre segment, Ballantyne recorded a pre-tax impairment charge of $0.6 million, or $0.03 per diluted share after tax to write down the remaining goodwill within the unit.  This analysis took into consideration the ongoing transition in the Company’s strategy and operations, moving from the manufacture of traditional film equipment to a business model focused on the distribution and service of digital projectors.  The effect of the charge has been to reduce Q2 reported net income and EPS, creating a net loss for the quarter.

Q2 2007 selling, general and administrative expenses (excluding the goodwill impairment) increased 28.7% to $2.3 million compared to $1.8 million in Q2 2006, reflecting a variety of factors including expenses related to the addition of Strong Technical Services, increased salary and benefits as well as information technology and Sarbanes-Oxley compliance costs.

Reflecting the impact of the goodwill impairment charge, and the non-cash charges referred to earlier, the Company reported a Q2 2007 net loss of $0.2 million, or $(0.01) per diluted share, compared to net income of $0.7 million, or $0.05 per diluted share, in Q2 2006.  Per share results for the second quarters of 2007 and 2006 are based on a weighted average number of diluted shares outstanding of 13,813,048 and 13,977,937, respectively.

Net cash decreased to $19.9 million at the end of Q2 2007, compared to $22.6 million at December 31, 2006 primarily due to the Company’s purchase and transfer of inventory during the period in exchange for the Company’s investment in Digital Link II, LLC, of approximately $2.7 million.  Additional cash was also utilized in the quarter to further expand the Company’s inventory of digital projection equipment, which now amounts to approximately $4.0 million.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Excluding the impact of goodwill impairment and other non-cash charges, Ballantyne’s Q2 financial performance was solid and reflected some costs related to our preparations for the anticipated rollout of digital cinema in 2008.  Demand for analog equipment remained steady at the same time our Strong Digital Systems team worked actively to demonstrate the NEC Starus Line.  We are pleased to announce that NEC’s STARUS NC2500S DLP Cinema projector won the American Business Association “Stevie” Award for Best New Product or Service introduced to the American marketplace during the past year.

“During the second quarter we continued to devote substantial effort on our acquisition review process and in developing a new distribution territory for digital cinema equipment in Asia.  We are focused on these initiatives which we believe could represent attractive long-term growth opportunities that would leverage our core business and industry position.

“While visibility remains limited for the exact timing of the start of the industry-wide digital cinema rollout, we expect a modest initial rollout from the leading consortium of cinema operators by the end of this year.  We have been building our digital inventory and performing expected integration work in order to reduce lead times required to satisfy future customer orders.  We believe that a broad scale rollout in 2008 will follow modest deployments in 2007.  Again, our strong product and service offering, combined with our deep, long-term industry relationships and commitment to customer service, form the core of our value proposition and underscore our belief that we will secure a substantial share of the digital cinema procurement and services opportunity when it comes.”

For the six-month period ended June 30, 2007, net revenues were $25.6 million compared to $24.3 million a year ago.  Gross profit in the first half of 2007 was $5.2 million, or 20.3% of net revenues, compared to first half 2006 gross profit of $6.1 million, or 25.0% of net revenues.   Reflecting the $0.6 million ($0.03 per diluted share after tax) charge for goodwill impairment in Q2 2007, net income for the first six months of 2007 was $0.4 million, or $0.03 per diluted share, compared to net income of $1.6 million, or $0.12 per diluted share, in the first half of 2006.  Per share results for the first six months of 2007 and 2006 are based on a weighted average number of diluted shares outstanding of 14,081,439 and 13,962,463, respectively.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, specialty lighting, specialty projection equipment and digital cinema equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30,
	2007	2006	2007	2006

Net revenues	$12,659,994	$11,854,768	$25,590,744	$24,288,106
Cost of revenues	10,177,781	9,122,640	20,386,747	18,225,011
Gross profit	2,482,213	2,732,128	5,203,997	6,063,095

Selling & administrative Expenses:
Selling	709,736	705,181	1,492,352	1,439,704
General & Administrative	1,594,003	1,085,034	3,027,050	2,454,718
Goodwill impairment	639,466	—	639,466	—
Total SG&A expense	2,943,205	1,790,215	5,158,868	3,894,422

Gain on transfer of assets	1,230	—	234,557	—
Gain (loss) on disposal of assets, net	—	41,003	(11,004)	41,003
Income (loss) from operations	(459,762)	982,916	268,682	2,209,676

Other expense net	(24,731)	(59,087)	(72,752)	(40,207)

Interest income	206,930	202,829	425,243	369,014
Interest expense	(8,897)	(20,420)	(19,154)	(28,442)
Net interest income	198,033	182,409	406,089	340,572

Equity in loss of Joint Venture	(73,380)	—	(73,380)	—
Income (loss) before
income taxes	(359,840)	1,106,238	528,639	2,510,041
Income tax expense (benefit)	(162,675)	378,803	153,066	867,858
Net (loss) income	$(197,165)	$727,435	$375,573	$1,642,183

Earnings (loss) per share
Basic	$(0.01)	$0.05	$0.03	$0.12
Diluted	$(0.01)	$0.05	$0.03	$0.12

Weighted average shares outstanding:
Basic	13,813,048	13,544,510	13,789,603	13,492,792
Diluted	13,813,048	13,977,937	14,081,439	13,962,463

—tables follow—

Selected Balance Sheet Items:
(unaudited)

	June 30, 2007	December 31, 2006

Cash and cash equivalents	$19,883,555	$22,622,654
Restricted Cash	615,874	611,391
Accounts receivable, net	6,814,884	7,468,533
Inventories, net	11,233,839	8,848,396
Investment in Joint Venture	2,747,146	—
Current portion of long-term debt	—	14,608
Accounts payable and accrued expenses	8,235,023	7,237,550
Total stockholders’ equity	$42,987,673	$42,388,947

Selected Cash Flow Statement Items:
(unaudited)

	Six Months Ended June 30,
	2007	2006
Net income	$375,573	$1,642,183
Depreciation and amortization	580,772	550,396
Provision for obsolete inventory	420,176	247,456
Depreciation of other assets	544,643	172,092
Goodwill impairment	639,466	—
Net cash provided by (used in) operating activities	(2,231,743)	3,414,685
Capital expenditures	(206,778)	(288,141)
Acquisition, Net of Cash Acquired	(183,364)	(1,372,308)
Net cash used in investing activities	(671,380)	(1,998,132)
Net cash provided by financing activities	164,024	401,296
Net increase (decrease) in cash & cash equivalents	(2,739,099)	1,817,849
Cash & cash equivalents at beginning of period	22,622,654	19,628,348
Cash & cash equivalents at end of period	$19,883,555	$21,446,197

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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